UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 2, 2019

DIGITAL TURBINE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35958	22-2267658
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Nueces Street, Austin, TX	78701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	512 387 7717

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock	APPS	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2019 Paul Schaeffer, a director of Digital Turbine, Inc. (the “Company”) since August 2007, resigned from the Company's board of directors (the "Board"). Mr. Schaeffer has served on the Board for approximately 12 years. During this time, he made many contributions to the success and growth of the Company, drawing on a wealth of business experience. The Board will pay a pro-rata portion of Mr. Schaeffer’s board compensation, which would have been vested or received as of our next annual meeting, in recognition of his many years of serving the Company. Mr. Schaeffer’s resignation follows the recent appointment of Michelle Sterling to the Board, facilitating an orderly succession. On behalf of the Board, the management team and our shareholders, the Company thanks Mr. Schaeffer for his distinguished service to Digital Turbine. Mr. Schaeffer’s resignation is not the result of any disagreements with the Board or the Company on matters related to the Company's operations, policies or practices.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 3, 2019	Digital Turbine, Inc.

	/s/	Barrett Garrison
	By:	Barrett Garrison
	Its:	Executive Vice President, Chief Financial Officer

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